Exhibit 10.1

RETIREMENT AGREEMENT, WAIVER AND GENERAL RELEASE

This Retirement Agreement (the “Agreement”) dated November 19, 2012 confirms the following understandings and agreements between Volt Information Sciences, Inc., including its subsidiaries and affiliates (hereinafter collectively called the “Company") and Thomas Daley (“Employee”, “you” or “your”) with respect to Employee’s retirement from the Company.

      1.   Retirement Date.  Employee acknowledges that he will be retiring from employment with the Company effective December 31, 2012 (the “Retirement Date”).  During the remainder of Employee’s employment, Employee will have those duties and responsibilities as the Chief Executive Officer of Volt Information Sciences Inc. assigns to Employee. Employee further acknowledges that officials of the Company have explained to Employee that Employee will receive payment of his regular base salary to the Retirement Date and accrued vacation, whether or not Employee signs this Agreement.  On the Retirement Date, Employee also shall be deemed to have resigned from all officer, director and other positions with the Company, and to the extent that Employee is a trustee, or are a member of any committee of the Company or its benefits plans, as of the Retirement Date, Employee shall be deemed to have resigned from such capacities and agrees to execute any additional, more specific resignation documents the Company may request.

2.   Retirement Benefit.  Provided that Employee signs this Agreement, does not revoke the Agreement and abides by its terms, and in return for Employee’s promises in this Agreement, then in addition to the payments referred to in paragraph 1 hereof, the Company agrees to pay Employee the gross amount of two hundred sixty thousand dollars ($260,000) (the “Retirement Benefit”).  Such amount, less required withholdings and deductions as required by law or authorized by Employee, will be paid to Employee following the expiration of the seven (7) day revocation period provided for in Paragraph 14.  Notwithstanding the foregoing, the Employee will not receive Retirement Benefit prior to the Retirement Date, which shall be subsequent to the seven (7) day revocation period.

Employee agrees and acknowledges that Retirement Benefit is above and beyond anything to which Employee is otherwise entitled to and is payable to Employee only in exchange for execution of this Agreement and that the Retirement Benefit represents full and complete consideration for the release Employee is giving the Company in this Agreement.

3.   General Release.  For and in consideration for the Retirement Benefit, and other good and valuable consideration the sufficiency and receipt of which is hereby acknowledged, on behalf of Employee and Employee’s heirs, family members, executors, administrators, successors and assigns, Employee hereby fully and forever releases and discharges the Company (which for purposes of such waiver, release and discharge is deemed to include its present and former parents, subsidiaries and affiliates and their respective past present and future officers, directors, employees, agents, investors, shareholders, administrators, representatives, divisions, partners, employee benefit plans or funds and the fiduciaries thereof, and the predecessors and successors and assigns  of each  from any and all liability for any claim, duty, debt, obligation, cause of action or damages (collectively "claims"), whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omission, act or fact that has occurred up to and including the date Employee signs this Agreement.  Such released claims include, but are not limited to:

(a)   any claims for wages, separation pay, severance pay, bonuses, commissions, accrued vacation, personal days, holidays, unvested stock options, automobile lease payments, attorneys fees, costs or expenses exclusive of fourth quarter 2012 incentives and customary business/travel expenses incurred prior to the date Employee signs this Agreement;

(b)   any other claims arising out of Employee’s employment with the Company or the termination thereof;

(c)   any claims arising under the common law including, without limitation, all claims pursuant to public policy, tort law or the implied covenant of good faith and dealing;

(d)   all claims arising under any agreement, contract (express or implied), understanding or promise (whether oral or written) between Employee and the Company;

(e)   any claims arising under any federal, state or local constitution, statute, regulation or ordinance to the extent such claims may be validly waived, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Equal Pay Act, as amended, the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act; and/or any state equivalence of these identified federal statutes including claims under the CAL. GOV’T CODE §§ 12926, 12940, and 12949 (prohibiting discrimination based on race, religious creed, color, national origin, ancestry, physical disability (including HIV/AIDS), mental disability, medical condition (cancer and genetic characteristics), marital status (including domestic partnership), sex (including gender, pregnancy, childbirth or related medical conditions), age (40+), sexual orientation, and gender identity); and

(f)    any claim for any other loss or damage, including any expectation, anticipation, right or claim to incentive compensation (exclusive of fourth quarter 2012 incentives) under any Company incentive compensation plan;

but excluding payment of regular base salary through the Retirement Date and accrued vacation as referenced in paragraph 1, the Retirement Benefit, rights under COBRA, rights to the vested portion of any 401(k) or other retirement plan, any other rights or claims that arise after the execution of this Agreement, and

(g)    any rights or remedies you would otherwise be entitled to seek with an administrative agency is not included herein, and

(h)    It is understood and agreed that this is a full and final release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to the Employee which may have arisen, or may arise from any act or omission prior to the date of execution of this Release arising out of or related, directly or indirectly, to those matters described in paragraph 2 above, as well as those losses, wrongs, injuries, debts, claims or damages not known or disclosed which have arisen, or may arise as a result of those matters described in paragraph 2.  It is further understood and agreed that all rights under Section 1542 of the Civil Code of California are hereby expressly waived by Employee.  Said section reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his[her] favor at the time of executing this Release, which if known by him[her] must have materially affected his[her] settlement with debtor.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the other party, each party expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which such party does not know or suspect to exist in its or her favor at the time of execution hereof, and that the settlement agreed upon contemplates the extinguishment of any such claim or claims.  This Agreement shall be and remain in effect as a full and complete general release notwithstanding the discovery or existence of any additional or different facts.

4.   Acknowledgements.  Employee acknowledges that the benefits provided to him/her under this Agreement exceed any payment, benefit and/or other thing of value to which Employee might otherwise be entitled pursuant to any policy, plan or procedure of the Company or pursuant to any prior agreement or contract with the Company. Employee specifically acknowledges that among the rights and claims against the Company that Employee is waiving are all of his/her rights and claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”).  Employee understands that Employee is not waiving any rights or claims that arise after the execution of this Agreement.  Employee further acknowledges, however, that the decision regarding his/her termination was made prior to the signing of this Agreement, and that Employee is specifically signing this Agreement to release any and all claims Employee may have in connection with his/her employment and the termination of his/her employment.  Employee represents and warrants that Employee is not aware of any claims that he/she may have under the Family and Medical Leave Act.

5.   Covenant not to Sue.  Employee represents that he/she has not initiated or permitted to be initiated any lawsuits, arbitration proceedings or administrative proceedings against the Company, and Employee agrees that he/she will not do so in the future with respect to the subject matter of and claims released pursuant to this Agreement, except as may be necessary to enforce the Agreement or obtain the benefits described in or granted by the Agreement.  Employee understands, however, that this Agreement may not affect the responsibility of the Equal Employment Opportunity Commission (the “Commission”) to enforce the ADEA, the right of an employee to file a charge or participate in the Commission’s proceedings under the ADEA, or Employee’s right to challenge the knowing and voluntary nature of the Agreement under the ADEA.

Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Commission or a comparable state or local agency.  Notwithstanding the foregoing, Employee agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee  or by anyone else on Employee’s behalf.

            6.   Other Agreements.  The Company and Employee have agreed that Employee may retain at no cost the automobile currently assigned to him, with such items valued for tax and other purposes at the fair market value thereof as of the Retirement Date.

7.   Non-Disclosure of Agreement.  Employee agrees that he/she will not, unless required by law or authorized in writing by an officer of the Company, talk about, write about or otherwise publicize the terms of this Agreement, the benefits being paid under it or the fact of their payment, except that this information may be disclosed to Employee’s respective attorneys, accountants or other professional advisors to whom disclosure must be made in order for them to render professional services to Employee.  Such attorneys, accountants or other professional advisors will, however, be instructed to maintain the confidentiality of this information.  Notwithstanding the foregoing, Employee and the Company agree that this Agreement may be used as evidence in any proceeding, administrative, judicial, arbitral or otherwise, relating to Employee’s employment with the Company or the termination thereof.

8.   Non-Disparagement.  Employee further agrees that Employee will not, at any time, orally or in writing, disparage, denigrate or defame the Company, or any parent, partner, subsidiary or affiliate of the Company their respective products, services or business conduct, or otherwise impugn the reputation of the Company, or any parent, partner, subsidiary or affiliate of the Company, or that of any of their respective directors, officers, affiliates, agents, employees or representatives. Also, the Company agrees that the Company will not, at any time, orally or in writing, disparage, denigrate or defame the Employee.

9.   No Limitation Regarding Official Proceedings.  Nothing in this Agreement limits Employee or the Company’s truthful participation or cooperation in any legal proceeding pending in a court, in arbitration or regulatory agency of competent jurisdiction or with respect to statements under oath.

10.        Confidentiality; Return of Company Property.  Employee recognizes and acknowledges that the Company has expended considerable resources in the acquisition, development and accumulation of confidential information, trade secrets and proprietary information concerning its business operations.  Employee further recognizes and acknowledges that by reason of his/her employment with the Company Employee was in a confidential relationship with the Company and had access to its confidential information, trade secrets and proprietary information.  Accordingly, Employee agrees as follows:

(a)   Employee agrees that he/she will not use or disclose to any third party, in any manner whatsoever, whether created by Employee or obtained from the Company (or any parent, partner, subsidiary or affiliate thereof) or third parties, any confidential information or proprietary information relating to Employee’s employment with the Company, the operations of the Company or any subsidiary or affiliate thereof (including, without limitation, marketing and sales plans, financial data and reports, technical data, software, inventions, developments, discoveries, business plans and employee information), or confidential information pertaining to any business relationships of the Company (or any subsidiary or affiliate thereof).

(b)   To the extent Employee has not already done so, and except as may be otherwise provided in this Agreement, Employee agrees that he/she will immediately return to the Company (i) all property of the Company (or any parent, partner, subsidiary or affiliate thereof) in his/her possession or under his/her control, including, without limitation, computer hardware and software, computer data files (whether in tape or diskette form), cellular telephones, Company leased automobiles, entry cards, identification badges, keys, customer lists and computer system access codes, and (ii) all merchandising programs, memoranda, notes, plans, records, reports, financial statements, employee files, prospective employee resumes, correspondence (both intra-company and with outside parties) and other documents and data (and all copies thereof) relating to the business of the Company (or any parent, partner, subsidiary or affiliate thereof), whether created by Employee or obtained from the Company (or any subsidiary or affiliate thereof) or third parties, which Employee has in his/her possession or under his/her control.

(c)   To the extent Employee has not already done so, Employee hereby assigns all right, title and interest in and to any inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under patent, trademark, copyright or similar statutes, made, developed or created by Employee (whether at the request or suggestion of the Company, any of its affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee’s engagement by the Company, which pertains to the actual or contemplated business, products, intellectual property or processes of the Company or any of its affiliates (collectively hereinafter referred to as “Developments”). Employee agrees the Company owns and shall own all right, title and interest to the Developments and that such Developments shall be considered "works made for hire" under US Copyright Law.  If any of the Developments are held for any reason not to be "works made for hire" for the Company or if ownership of all right, title and interest in and to the Developments has not vested exclusively and immediately in the Company upon creation, the Employee irrevocably assigns, without further consideration, all right, title and interest in and to the Developments to the Company including any and all moral rights in the Developments recognized by applicable law.  The Employee irrevocably agrees to execute any document requested by the Company or its affiliates to give effect to this paragraph such as assignment of invention or other general assignments of intellectual property rights, without additional compensation thereof.

(d)   Employee agrees to keep all of the Company’s confidential information, proprietary information and trade secrets confidential for so long as they are protectable under applicable law.

11.   Company Assistance. Employee agrees to be reasonably available upon the Company’s request, to provide reasonable assistance with respect to any and all matters with which Employee was involved during his/her employment, and to facilitate a smooth transition of the transactions and other matters on which Employee was working to such individual or individuals as may be assigned by the Company.

Employee further agrees to be reasonably available upon the Company’s request to fully cooperate with the Company or its counsel to provide information and/or testimony in connection with any investigations, administrative proceedings or litigations in which the Company is a party or has an interest, to the extent such cooperation does not unreasonably interfere with Employee’s then-current employment or business activities, if any. If requested, Employee agrees to meet with a Company representative and/or the Company’s counsel to truthfully and fully provide all knowledge and information you have pertaining to the subject matter of any such proceeding. Such cooperation and assistance by Employee will also include, without limitation, availability to answer questions from Company employees and attorneys, availability to provide deposition testimony and voluntary attendance at trial if called as a witness.  Whenever possible, such cooperation and assistance by Employee will be provided at times which are mutually convenient to Employee and the Company, and the Company will use its best efforts to avoid a conflict with Employee’s work schedule and business obligations.  In connection with the cooperation and assistance rendered by Employee hereunder, the Company will reimburse Employee’s reasonable and approved out-of-pocket expenses upon the presentation of appropriate documentation with respect thereto.

12.   Additional Acknowledgements. As a material inducement to the Company to enter into this Agreement, Employee further agrees for himself and his relatives, heirs, executors, administrators, successors, and assigns:

       (a)    that Employee’s conduct during the remainder of his employment with the Company through the Retirement Date  will be consistent with the same duty of loyalty, including any fiduciary duties, that applied to Employee in his capacity as a director, trustee, officer, or member of any committee, of the Company, prior to the date this Agreement was offered to Employee.

       (c)    that Employee acknowledges that he reaffirms and will abide by the nondisclosure provisions and the covenants not to compete and not to solicit set forth in paragraphs 4 and 9 of Employee’s employment agreement with Volt dated on or about August 25, 2004 (the “Employment Agreement”) and agrees that the provisions of paragraphs 4 and 9 of the Employment Agreement are hereby incorporated herein by reference (but will not create any employment relationship after the Retirement Date).

       (d)    Employee agrees that the terms and restrictions of this Section 10 are legitimate and reasonable in light of the access to information and persons Employee has  received during the course of his employment, the services Employee provided to the Company, and the consideration that Employee is receiving pursuant to this Agreement.

       (e)    Employee agrees that money damages would be both incalculable and an insufficient remedy for any breach by Employee of Section 10 of this Agreement and that any such actual, threatened or continuing breach will cause the Company irreparable harm. In the event of any such breach by Employee of Section 10 of this Agreement, the Company shall be entitled, without the requirement of posting a bond, to equitable relief, including temporary, preliminary or permanent injunctive relief, in any court of competent jurisdiction. Such equitable relief shall not be the exclusive remedy for any breach by Employee of this Agreement but shall be in addition to any other damages or remedies available at law or inequity to the Company, including the Company’s right to recover any payments made to Employee in the event that Employee  has materially violated his obligations under any of Section 10 of this Agreement. In the event of any recovery by the Company of any payments made to Employee under this Agreement, such recovery will not effect any of his obligations under this Agreement. The Company’s determination not to enforce this Agreement as to specific violations shall not operate as a waiver or release of Employee’s obligations under the Agreement.

        (f)   Employee acknowledges that, prior to his execution of this Agreement, he has discussed with officials of the Company that his last day of employment is the Retirement Date,  and that any and all claims arising from his separation with, and retirement from, the Company are included in this Agreement.

13.   Nature of Agreement.  Employee understands and agrees that this Agreement is a retirement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.   Time to Consider; Revocation; Effective Date.  Although Employee may sign this Agreement as soon as he/she wishes, Employee may take up to 21 days to decide whether to sign it.  Employee’s decision to sign this Agreement and accept its terms is revocable at Employee’s option within seven (7) days after Employee has signed it.  Any revocation of this Agreement must be in writing and submitted to Louise Ross, Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018.  None of the Company's obligations hereunder become effective until Employee has signed the Agreement and the seven (7) day revocation period has passed.

15.   Miscellaneous.

        (a)   This Agreement shall be binding upon the parties and may not be modified in any manner, except by a writing of concurrent or subsequent date signed by duly authorized representatives of the parties.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

 (b)   In the event that one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c)   This Agreement shall be interpreted and construed by the laws of the State in which the employee was last employed.

(d)   Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any other or subsequent breach by such other party.

(e)   The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements concerning confidentiality, trade secrets, or any nonsolicitation, nonservicing, noncompetition, invention assignment or work-for hire agreements contained in the Employment Agreement, all of which are hereby expressly confirmed and ratified.  Employee represents that in signing this Agreement, Employee has not relied upon any promise, representation or statement not set forth herein.

16.        Disputes.  Any dispute, controversy or claim arising out of or related in any way to this Agreement shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act in accordance with the applicable rules of the American Arbitration Association in the State of New York.  There shall be one arbitrator.  The arbitrator shall be entitled to award reasonable attorney’s fees and costs to the prevailing party.  The award shall be in writing, signed by the arbitrator, and shall provide the reasons for the award.  Judgment upon the arbitrator’s award may be filed in and enforced by any state or federal court in New York County in the State of New York.  Notwithstanding the foregoing, nothing herein shall prevent the Company from obtaining injunctive relief in court for a violation by Employee or the confidentiality or other obligations of Employee hereunder.

17.        Voluntary Assent.  By signing below, Employee acknowledges and represents that he/she has read this Agreement and that Employee understands its meaning and content, that he/she has been afforded a sufficient opportunity to consider the Agreement, that Employee has been advised to consult with an attorney concerning the Agreement, that Employee freely and voluntarily assents to all of the terms and conditions hereof, and that Employee has signed the Agreement at his/her own free and voluntary act.  Employee further acknowledges that the Retirement Benefit shall also constitute good and sufficient consideration for all of Employee’s agreements, undertakings and releases hereunder.

AGREED TO AND ACCEPTED:	Volt Information Sciences, Inc.

/s/ Thomas Daley	/s/ Ronald Kochman
Employee	By

11/21/12	11/26/12
Date	Date